Therapeutic Solutions International Announces the Licensing of Exosome Technology to MolecuVax, Inc.

OCEANSIDE, CA--(Marketwired - Feb 8, 2016) -  Therapeutics Solutions International, Inc., (OTC Markets: TSOI) announced today that the Company has licensed their Exosome Patent to MolecuVax, Inc. (“MVAX”) a wholly owned subsidiary of Therapeutic Solutions International, Inc. (“TSI”) where the intellectual property owned by TSI surrounding immune-oncology is housed. The programs within MVAX include using exosomes derived from various immune cells to attack cancers as well as developing a cancer vaccine against cancers that express a certain protein unique to them.

The Company filed on November 20, 2015, a Patent Application titled "Exosome Mediated Innate and Adaptive Immune Stimulation for Treatment of Cancer," a patent on means of manufacturing exosomes that possess high concentrations of proteins found on tumors, which are specifically optimized to stimulate the immune system of cancer patients as a new form of immunotherapy.

“TSI is developing a range of immune-modulatory agents to target certain cancers, improve maternal and fetal health, and for overall daily well being. Licensing this technology to our subsidiary MolecuVax is an important step that will allow the invention to mature, while also furthering our other programs within OmniBiome our subsidiary focused on fetal-maternal health issues” said Timothy Dixon, CEO of TSOI.

“Activating one’s immune system is now a well-accepted method to effectively treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. On the other hand, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions”, added Dr. Thomas Ichim, Director of TSOI.

About Therapeutic Solutions International, Inc.

The Company's corporate website is www.therapeuticsolutionsint.com. Our new products can be viewed on www.projuvenol.com and products can be ordered at www.youcanordernow.com.

These Supplement products have not been evaluated by the United States Food and Drug Administration. These products are not intended to diagnose, treat, cure or prevent any diseases.

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings. To the extent that statements in this press release are not strictly historical, including statements as to product launch timing, revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future collaboration agreements, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

CONTACT INFORMATION

Therapeutic Solutions International, Inc.

ir@tsoimail.com